Exhibit 77(q)(1)(e)(1)

                    FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

                          ING VARIABLE INSURANCE TRUST

      This First Amendment, effective as of July 1, 2003, amends the Sub-Advisory Agreement (the "Agreement") dated the 25th day of February, 2003, as amended between ING Investments, LLC, an Arizona limited liability company (the "Manager") and Aeltus Investment Management, Inc., a Connecticut corporation (the "Sub-Adviser") with regards to ING GET U.S. Core Portfolio - Series 1, ING GET U.S. Core Portfolio - Series 2, ING GET U.S. Opportunity Portfolio - Series 1, ING GET U.S. Opportunity Portfolio - Series 2, and ING VP Worldwide Growth portfolio, each a Series of ING Variable Insurance Trust.

                                   WITNESSETH

      WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of July 1, 2003.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 2(a)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

      (ii) The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested unless the Manager gives the Sub-Adviser written instructions to the contrary. The Sub-Adviser will immediately forward any proxy it receives on behalf of the Fund solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Manager or to any agent of the Manager designated by the Manager in writing.

      The Sub-Adviser will make appropriate personnel reasonably available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested. Upon request, the Sub-Adviser will submit a voting recommendations to the Manager for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Series. The Sub-Adviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Sub-Adviser or of its affiliates.

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.


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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                        ING INVESTMENTS, LLC


                                        By: /s/ Michael J. Roland
                                            ------------------------------------
                                            Michael J. Roland
                                            Executive vice President

                                        AELTUS INVESTMENT MANAGEMENT, INC.


                                        By: /s/ Michael Gioffre
                                            ------------------------------------
                                        Name:  Michael Gioffre
                                               ---------------------------------
                                        Title: Senior Vice President
                                               ---------------------------------


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